NUTRISYSTEM, INC.

AMENDED AND RESTATED NUTRISYSTEM, INC.

2008 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT

Dawn Zier

This PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT (this "Grant"), dated as of November __, 2012 (the "Date of Grant"), is delivered by NutriSystem, Inc. (the "Company") to Dawn Zier (the "Grantee").

RECITALS

A. The Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan (the "Plan") permits the grant of performance-based restricted stock units that are convertible into an equivalent number of shares of common stock of the Company, par value $0.001 per share (the "Company Stock"), with the total number of performance-based restricted stock units that may be earned and converted into shares of Company Stock conditioned on the achievement of specified performance goals and vesting conditions.

B. In satisfaction of the Company's commitment to issue performance-based restricted stock units to the Grantee upon commencement of her employment, as contained in the letter agreement between the Employer and the Grantee dated November 1, 2012 (the "Employment Agreement"), the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") has approved this Grant.

NOW, THEREFORE, the parties to this Grant, intending to be legally bound hereby, agree as follows:

  Grant of Performance-Based Restricted Stock Units. Subject to the terms and conditions set forth in this Grant and the Plan, the Company hereby grants to the Grantee [PRSUs with a grant date fair value of $300,000] performance-based restricted stock units (the "Performance Units"). The Performance Units are contingently awarded and will become vested and distributable if and only to the extent that the performance goals and other conditions set forth in this Grant are met. Each Performance Unit shall be a phantom right and shall be equivalent to one share of Company Stock on the applicable distribution date, as described in Paragraph 4 below. The number of Performance Units set forth above is equal to the number of Performance Units that will vest upon achievement of the target level of performance (the "Target Award").
  Acceptance of Grant. The Grantee hereby accepts this Grant and acknowledges that it satisfies the Company's commitment to issue performance-based restricted stock units to her upon commencement of her employment, as described in the Employment Agreement.
  Vesting.
    The Performance Units shall vest on December 31, 2015 (the "Service Date") to the extent determined based on the attached Exhibit A, if the Grantee remains in continuous service with the Employer through the Service Date. Any Performance Units that do not vest due to failure to fully satisfy the applicable performance goal shall be forfeited as of the Service Date and the Grantee shall not have any further rights with respect to those units.
    If the Grantee ceases to perform services for the Employer prior to the Service Date on account of a termination of the Grantee's employment or service due to her death or "disability" (as defined in the Employment Agreement), then subject to satisfaction of the requirements contained in the death and Disability provisions of the Employment Agreement regarding execution of a release and compliance with restrictive covenants, the Grantee shall become vested in a pro-rata portion of the Performance Units. The pro-rata portion shall be determined by multiplying (x) the Target Award by (y) a fraction, (I) the numerator of which is the number of days of continuous service performed by the Grantee for the Employer during the period beginning January 1, 2013 and ending on the Service Date (the "Performance Period"), and (II) the denominator of which is 1095. Any Performance Units that do not vest in connection with such death or Disability shall be forfeited as of the date the Grantee's service ceases and the Grantee shall not have any further rights with respect to those units.
    If the Grantee ceases to perform services for the Employer prior to the Service Date on account of (i) a termination by the Employer without "cause" (as defined in the Employment Agreement), or (ii) the resignation by the Grantee with "good reason" (as defined in the Employment Agreement), then subject to satisfaction of the requirements contained in severance provisions of the Employment Agreement regarding execution of a release and compliance with restrictive covenants, the Grantee shall become vested in a number of Performance Units determined by multiplying (x) the number of Performance Units that would otherwise have vested under Paragraph 3(a), above (but for the cessation of the Grantee's service), by (y) a fraction, (I) he numerator of which is the number of days of continuous service performed by the Grantee for the Employer during the Performance Period, and (II) the denominator of which is 1095. Any Performance Units that cannot vest because of the pro-ration described above will be forfeited as of the date the Grantee's service ceases and the Grantee shall not have any further rights with respect to those units. Any Performance Units that do not vest because of the failure to fully satisfy the applicable performance goal shall be forfeited as of the Service Date and the Grantee shall not have any further rights with respect to those units.
    If prior to the Service Date the Grantee's employment or service with the Employer ceases for any reason other than those described in Paragraphs 3(b) or 3(c), above, all the Performance Units shall be immediately forfeited and the Grantee shall not have any further rights with respect to this Grant.
  Time and Form of Payment with Respect to Performance Units. The Grantee shall receive a distribution with respect to vested Performance Units within two and one-half months following the applicable vesting date (i.e., the Service Date, for Performance Units vesting pursuant to Section 3(a) or 3(c), or the date of cessation of the Grantee's service, for Performance Units vesting pursuant to Section 3(b)). The Performance Units will be distributed in shares of Company Stock, with each vested Performance Unit representing the right to receive one share of Company Stock.
  Dividend Equivalents. At the same time that the Performance Units are converted to shares of Company Stock and distributed to the Grantee as set forth in Paragraph 4 above, the Company shall pay to the Grantee a lump sum cash payment equal to the sum of the dividends that would have been payable between January 1, 2013 and the date of such distribution with respect to a number of shares of Company Stock equal to the number of shares then distributable (equitable adjusted by the Committee to take into account any stock splits, reverse splits, mergers, recapitalizations or similar events occurring during such period).
  Dissolution or Liquidation; Sale or Merger. The provisions of the Plan applicable to a dissolution, liquidation, sale or merger of the Company shall apply to the Grant, and, in the event of a dissolution, liquidation, sale or merger of the Company, the Committee may shorten the Performance Period and accelerate settlement of this Grant based on performance through the end of such abbreviated performance period or take such other actions as it deems appropriate and consistent with the Plan.
  Acknowledgment by Grantee. By accepting this Grant, the Grantee acknowledges that with respect to any right to distribution and payment pursuant to this Grant, the Grantee is and shall be an unsecured general creditor of the Company without any preference as against other unsecured general creditors of the Company, and the Grantee hereby covenants for herself, and anyone at any time claiming through or under the Grantee, not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. The Grantee also hereby agrees to be bound by the terms and conditions of the Plan and this Grant. The Grantee further agrees to be bound by the determinations and decisions of the Committee with respect to this Grant and the Plan and the Grantee's rights to benefits under this Grant and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on the Grantee, her beneficiaries and any other person having or claiming an interest under this Grant and the Plan on behalf of the Grantee.
  Restrictions on Issuance or Transfer of Shares of Company Stock.
    The obligation of the Company to deliver shares of Company Stock hereunder shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of shares of Company Stock and the payment of cash to the Grantee pursuant to this Grant is subject to any applicable taxes and other laws or regulations of the United States and of any state having jurisdiction thereof.
    As a condition to the receipt of any shares of Company Stock upon distribution of the earned and vested Performance Units, the Grantee (i) agrees to be bound by the Company's policies, including, but not limited to, the Company's Insider Trading Policy, regarding the limitations on the transfer of such shares, and the Company's Clawback Policy and Anti-Hedging Policy, and (ii) understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, donating, assigning, mortgaging, hypothecating or otherwise encumbering the shares.
  Grant Subject to Plan Provisions. This Grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Grant and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Grant, capitalized terms used in this Grant shall have the meanings set forth in the Plan. This Grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company, and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and the Grantee's acceptance of this Grant is the Grantee's agreement to be bound by the interpretations and decisions of the Committee with respect to this Grant and the Plan.
  No Rights as Stockholder. The Grantee shall not have any rights as a stockholder of the Company, including the right to any cash dividends (except as provided in Paragraph 5 hereof) or the right to vote, with respect to any Performance Units.
  No Rights to Continued Employment or Service. This Grant shall not confer upon the Grantee any right to be retained in the employment or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee's employment or service at any time. The right of the Employer to terminate at will the Grantee's employment or service at any time for any reason is specifically reserved.
  Confidential Information, Non-Competition and Non-Solicitation.  The Grantee reaffirms and acknowledges the Grantee's obligations under the Nondisclosure and Noncompete Agreement for Management Employees.
  Assignment and Transfers. No Performance Units or dividend equivalents awarded to the Grantee under this Grant may be transferred, assigned, pledged, or encumbered by the Grantee and the Performance Units and dividend equivalents shall be distributed during the lifetime of the Grantee only for the benefit of the Grantee. Any attempt to transfer, assign, pledge, or encumber the Performance Units or dividend equivalents under this Grant by the Grantee shall be null, void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company. This Grant may be assigned by the Company without the Grantee's consent.
  Withholding. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant, vesting and distribution of the Performance Units and dividend equivalents. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the distribution of shares of Company Stock pursuant to the Performance Units that are earned by the Grantee under this Grant by having shares of Company Stock withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Notwithstanding anything to the contrary herein or the Plan, until the Grantee has satisfied the Employer's withholding obligation with respect to the shares of Company Stock as described in this Paragraph 14, the Grantee shall not have any rights to sell or transfer any shares of Company Stock that have been distributed to the Grantee pursuant to Paragraph 4 above.
  Effect on Other Benefits. The value of this Grant and the shares of Company Stock and dividend equivalents potentially distributable hereunder shall not be considered eligible earnings for purposes of any other plan maintained by the Company or the Employer, and such value shall not be considered part of the Grantee's compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.
  Applicable Law. The validity, construction, interpretation and effect of this Grant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.
  Notice. Notices permitted or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier addressed, in the case of the Company, c/o its General Counsel at its principal executive office and, in the case of the Grantee, to her most recent address set forth in the personnel records of the Company.
  Contents of Agreement; Amendment. This Grant, including the terms of the Employment Agreement specifically incorporated by reference in Sections 3(b) and 3(c), represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Grant agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the parties hereto. Any such written amendment must be approved by the Committee to be effective against the Company.
  Consent to Electronic Delivery. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Grant agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company's intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Grantee has placed his or her signature hereon, on this ___ day of November, 2012.

Attest:	NUTRISYSTEM, INC.

By:__________________________________	By:__________________________________
Name: Kathleen Simone	Name: David D. Clark
Title: SVP, Finance & Controller	Title: Chief Financial Officer

I hereby accept the grant of Performance Units described in this Grant, and I agree to be bound by the terms of the Plan and this Grant. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

__________________________________

Grantee: Dawn Zier

EXHIBIT A

PERFORMANCE GOALS

The performance measure applicable to the award of PRSUs shall be based on the Company's Total Shareholder Return ("TSR") over the three year Performance Period relative to the TSR of the Russell 3000 Index for the same Performance Period. For these purposes, the TSR shall be determined based on the change in the stock price of, and the dividends and distributions paid by, the relevant entity during the Performance Period. At the end of the Performance Period, the Company's TSR performance relative to the TSR performance of the companies in the Russell 3000 Index shall be determined and the PRSUs shall vest and become payable, if at all, based on the following schedule:

Company's Relative TSR Performance	Vesting as a Percentage of the Target Award
Less than 35th percentile	0%
35th percentile	50%
50th percentile	100%
85th percentile or greater	150%

If the Company's relative TSR results for the Performance Period are either (a) between the 35th percentile and the 50th percentile or (b) between the 50th percentile and the 85th percentile, then, in either such case, the percentage of the Target Award that shall become vested and payable shall be determined by linear interpolation.